UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Cracker Barrel Old Country Store, Inc.
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Investor Contact:

Cracker Barrel Old Country Store, Inc.

Lawrence E. Hyatt, Senior Vice President and Chief Financial Officer, 615-235-4432

or

MacKenzie Partners, Inc.

Mark Harnett, 212-929-5877

or

Media Contact:

Cracker Barrel Old Country Store, Inc.

Julie K. Davis, Senior Director, Corporate Communications, 615-443-9266

or

Kekst and Company

Ruth Pachman, 212-521-4891

Cracker Barrel Files Updated Presentation on Biglari Holdings Proxy Contest

Underscores initial indicators of success under new leadership

Urges shareholders to reject Biglari’s self-nomination to the Board and vote FOR Cracker Barrel’s nominees

LEBANON, Tenn., November 29, 2011--(BUSINESS WIRE)—Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today filed an updated version of its investor presentation in its proxy contest with Biglari Holdings Inc. The new presentation highlights the progress Cracker Barrel has made under new leadership, and outlines in additional detail why it believes Sardar Biglari is wrong for Cracker Barrel and why shareholders should NOT support him in his attempt to gain a seat on the Company’s Board of Directors.

The Company’s updated presentation can be found at the following link:

http://investor.crackerbarrel.com/proxy_contest.cfm

The presentation emphasizes that Cracker Barrel:

•	Stock has outperformed the market and peers over the long term;

•	Has a strategy in place for its next phase of growth under new CEO Sandy Cochran that is delivering results;

•	Has significantly renewed the Board and management with experienced, engaged, energetic leaders, and

•	Continues to strive for operational excellence and create value for shareholders.

It further sets forth the Company’s views on how Mr. Biglari:

•	Has previously used a proxy fight to gain control without paying a premium to shareholders;

•	Has a history of extraordinary turnover on boards after he joins;

•	Raises business and legal conflicts of interest issues as the CEO of a restaurant company that the Company believes competes with Cracker Barrel;

•	Has engaged in what the Company views as poor corporate governance and self-interested transactions, and

•	Has raised ideas for Cracker Barrel that are not appropriate at this time.

Cracker Barrel urges its investors to vote the WHITE card in favor of the Company’s Board nominees.

About Cracker Barrel

Cracker Barrel Old Country Store restaurants provide a friendly home-away-from-home in their old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurant serves up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as its signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Headquartered in Lebanon, Tennessee, Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 and operates 608 company-owned locations in 42 states. Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. — 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m. For more information, visit: crackerbarrel.com.

Important Additional Information

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at Cracker Barrel’s 2011 Annual Meeting. On November 8, 2011, Cracker Barrel filed a definitive proxy statement (as it may be amended, the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Cracker Barrel shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including Annex A thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.crackerbarrel.com.

Cracker Barrel Old Country Store, Inc. (the “Company”) used the following presentation in meetings with Institutional Shareholder Services Inc. beginning on November 29, 2011. This presentation was also posted to the “Biglari Proxy Contest” section of the Company’s Investor Relations website, investor.crackerbarrel.com.

November 2011

Additional Information

Cracker Barrel Old Country Store, Inc. (—the Company ) urges caution in considering current trends and earnings guidance disclosed in this presentation. Except for specific historical information, matters discussed in this presentation are forward-looking statements that involve risks, uncertainties and other factors that may cause actual results and performance of the Company to differ materially from those expressed or implied in this discussion. All forward-looking information is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995.

More detailed information on risks, uncertainties, and other factors is provided in the Company’s filings with the Securities and Exchange Commission, press releases and other communications.

The legal issue of whether there is competition between the Company and Steak n Shake has not been determined by a court of law.

Important additional information

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at Cracker Barrel’s 2011 Annual Meeting. On November 8, 2011, Cracker Barrel filed a definitive proxy statement (as it may be amended, the —Proxy Statement ) with the U.S. Securities and Exchange Commission (the —SEC ) in connection with any such solicitation of proxies from Cracker Barrel shareholders. *INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION.* Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including Annex A thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.crackerbarrel.com.

Agenda

I. Overview

II. Cracker Barrel’s Track

III. Ongoing Transformation of the Company

IV. Other Proxy Matters

V. Why We Believe Biglari is Wrong for Cracker Barrel

Executive Summary

Key Facts to Consider in Your Recommendation

Cracker Barrel

Stock has outperformed the market and peers over the long term

Has a strategy in place for next phase of growth under new CEO that is delivering results

Has significantly renewed the board and management with experienced, engaged, energetic leaders

Continues to strive for operational excellence and create value for shareholders

Sardar Biglari

Has previously used proxy fight to gain control without paying a premium to shareholders

Has a history of turnover in boards after he joins As CEO of a restaurant company that we believe competes with Cracker Barrel, Biglari raises business and legal conflicts of interest issues Has engaged in what we view as poor corporate governance and self-interested transactions Has raised ideas for Cracker Barrel that are not appropriate at this time

Gaining Momentum

- **We believe first quarter results validate CEO Sandy Cochran's six strategic priorities**
  - Since becoming CEO and announcing her specific plans, comparable sales traffic, comparable restaurant sales, and comparable retail sales have improved sequentially each month through the quarter
  - 1st Quarter EPS of $1.03 compared to First Call consensus of $0.90
  - Full-year guidance revised upward to $4.10 - $4.25 from $4.05 - $4.20 before proxy expenses
- **"Much better-than-expected"[1] FQ1 results support our ability to raise full year guidance**
- **Research reactions reinforce we're on the right track and building momentum**

"We expect CBRL shares to outperform peers based on the news of improving November sales trends. ***We think the nascent turnaround should be a vote of confidence in new CEO Sandra Cochran****, as we argue the first fruits of CBRL's turnaround plan outlined on the September earnings call now are beginning to bear fruit."*

Stephen Anderson, Miller Tabak, 21-Nov-2011

"We believe the monthly ***same-store sales accelerations in 1Q12 were in part driven by initiatives undertaken late in the summer to emphasize value in both divisions****, and we are encouraged that future sales initiatives communicate existing price points…"*

Brad Ludington, KeyBanc Capital Markets, 22-Nov-2011

"…comps have continued to show sequential improvement from October through the first three weeks of November… ***Cracker Barrel is well positioned to leverage the power of its brand****… We are maintaining our Outperform rating on Cracker Barrel given our favorable view of the company's improvement initiatives, demographic trends supporting the company's growth, and share valuation…"*

Jeff Omohundro, Wells Fargo Securities, 22-Nov-2011

Source: Company filings and publically available equity research. Permission to use quotations neither sought nor obtained
1 Jeff Omohundro, Wells Fargo Securities, 7-Nov-2011.

6

We Believe Biglari’s Suggestions Are Not Appropriate At This Time…

Biglari argues that we should stop opening new stores and should only buy back shares. We believe that this strategy is wrong

We have devoted a significant amount of time to analyzing the trade-off between new store investment and returning cash to shareholders

We believe our investment in new stores has generated attractive returns for our capital investment

We couple sensible store growth with return of capital to shareholders

We return cash and invest in the Company in the form of dividends and share repurchase

$65 million share repurchase cap allowed CBRL to obtain best terms on our new credit facility –lowering cost of debt and allowing for cost savings through merger of holding company

Biglari has also suggested that we explore owned real estate

Ultimately, we will operate with comparable adjusted leverage whether we lease or buy real estate

The cost of capital in the public debt markets is lower than in a sale-leaseback (especially when coupled with additional transaction costs)

We operate with attractive leverage at a low cost, and we believe our real estate strategy facilitates our ability to deliver the greatest value to our shareholders

…And We Have a Focused Plan But Remain Open to New Ideas

We are focused on the six strategic priorities that CEO Sandy Cochran has outlined to drive significant shareholder value

We continue to evaluate additional avenues to drive long term shareholder value

While we remain open to new ideas, the ideas Mr. Biglari raises are not new –management and the board have discussed these ideas, and others not suggested by Mr. Biglari, over the past several years but must prioritize key focus areas

While international expansion and licensing of retail and food products sound exotic, they won’t produce the immediate “return on effort” that the six priorities will in terms of impact on the system

We’re Open to New Ideas From Any Source

New CEO appointed in September

Added 4 new directors to the board in the past 6 months

We listen to our shareholders

However, based on his track record, potential conflict of interest and his interactions with our board to date, we believe Mr. Biglari would not be a constructive addition to our board

I. Overview

History, Heritage & Success
30 Years Delivering Superior Returns

Management and the Board of Directors have led the growth and evolution of Cracker Barrel Old Country Store into one of the top restaurant companies in America



CRACKER BARREL
OLD COUNTRY STORE

Pleasing People®
Creating Value



CBRL
6,740 %
S&P 500
816 %

Nov 1981 Cracker Barrel IPO. Money Magazine lists as one of America's top growth chains

1990 Ranked #1 Family Dining chain by Restaurant & Institutions Magazine, held title every successive year the award was given (19 years)

Dec 1998 Announces acquisition of Logan's Roadhouse

Aug 2000 Mike Woodhouse named President

March 2006 Announces divestiture of Logan's Roadhouse

June 2007 Recapitalization to achieve appropriate capital structure

Today 608 locations in 42 states

1981 — A 30 Year Record of Success — 2011

Note: Indexed Performance 5-Nov-1981 to 30-Sep-2011, excludes dividends

11

Cracker Barrel Proceeds With Planned Succession While Biglari Nominates Himself

23-Jun-2011

Biglari demands Board seats for himself and P. Cooley

26-Aug-2011 Biglari verbally rejects board seat offer

13-Jun-2011 BH Discloses 9.7% Ownership

21-Jul-2011 Nominating Committee interviews Biglari and Cooley in San Antonio

1-Aug-2011 Company offers Biglari to name two unaffiliated board members

1-Sep-2011 Biglari nominates himself to Board

March June July August September

23-March-2011 CBRL Nominating Committee Meets to Consider New Board Members

17-June-2011 Coleman H.

Peterson Joins Board

27-July-2011 James W.

Bradford Joins Board

1-Aug-2011 Sandra B. Cochran Named CEO Effective 12-Sep-2011 Two long-term Board members announce they will not stand for re-election

9-Aug-2011 William W.

McCarten Joins Board

Experienced Board of Directors is The Right Team

Board of Directors	Elected	Selective Biography
Michael A. Woodhouse, Executive Chairman	1999	Executive Chairman of the Company since September 12, 2011. Served as Chairman of the Board from 2004 until 2011, as President and CEO of the Company from 2001 until 2010 and as CEO of the Company from 2010 until 2011
Sandra B. Cochran, President & CEO NEW	2011	Became President and CEO on September 12, 2011 following her service as Cracker Barrel's President and COO, a post she assumed in November 2010 after serving as CFO. Previously served from 2004 until 2009 as CEO of Books-A-Million, Inc. (NASDAQ: BAMM), a leading book retailer in the southeastern United States
Robert V. Dale, Lead Director	1986	President of Windy Hill Pet Food Company from March 1995 until its sale in July 1998; director of Genesco, Inc. (NYSE: GCO) 2000 to Present
James W. Bradford NEW	2011	Dean and Ralph Owen Professor for the Practice of Management at Vanderbilt University's Owen Graduate School of Management. Previously served as President and CEO of United Glass Corporation, a consolidation of glass fabricators in the United States and Canada, from 1999 to 2001. Previously served from 1992 to 1999 as President and CEO of AFG Industries Inc.
Richard J. Dobkin	2005	Managing Partner of the Tampa, Florida office of Ernst & Young, LLP from 1987 until June 2005
Charles E. Jones	1981	Founded Corporate Communications, Inc., an investor/shareholder communications and public relations firm where he presently serves as Chairman and CEO
B.F. (Jack) Lowery	1971	Chairman and CEO of LoJac Companies Inc. He is also a practicing attorney
William W. McCarten NEW	2011	Chairman of DiamondRock Hospitality Company (NYSE: DRH), a lodging-focused Real Estate Investment Trust that he founded in 2004 and took public in 2005. From 2001 through 2003, was the President of the Marriott Services Group of Marriott International, Inc. Prior to that position, served as President and CEO of HMSHost Corporation which operates restaurants and retail stores in travel venues around the world
Martha M. Mitchell	1993	Senior Partner and Senior Vice President at Fleishman-Hillard, Inc., an international communications consulting and public relations firm from 1987 until July 2005
Coleman H. Peterson NEW	2011	President/CEO of Hollis Enterprises, LLC, the human resources consulting firm he founded in 2004 following his service for Wal-Mart Stores, Inc. as Chief People Officer from 1994-2004
Andrea M. Weiss	2003	President and CEO of Retail Consulting, Inc. Served as President of dELiA*s Corp., a multichannel retailer to teenage girls and young women, from May 2001 to October 2002

Note: Two board members who are not standing for re-election are not listed

Cracker Barrel Old Country Store

13

Cracker Barrel Made a Good Faith Settlement Offer that Biglari Refused

Letter to Sardar Biglari, 22-Aug-2011:

“…in an effort to be constructive, the Board authorized me to make the settlement offer that we discussed on August 1 and August 10.”

“Under that offer, we would immediately add to our Board two mutually agreed independent directors unaffiliated with Biglari Holdings or any other restaurant company, to be recommended by Biglari Holdings and approved by the Cracker

“When we spoke on August 10, 2011, you indicated that you would be willing to provide us with your proposed director nominees in connection with this offer…”

—Michael Woodhouse

II. Cracker Barrel ‘s history of Success

The Cracker Barrel Concept

•Owns and operates 608 Old

Country Stores across 42 states

•Pleasing People®—genuine hospitality

•Honest value

•Good country cookin’

•Old-fashioned country store

•Welcome break for travelers

Menu Has Evolved to Maintain Relevance and Reach

Traditional Menu Offers

“Home-Style” Country Cookin’

New Menu Offerings Appeal to Lighter Users

Sunrise Sampler

Wholesome Mornin’ Sampler

Fancy Fixin’s Meatloaf Dinner

Six Grain n’

Granola Pancake Breakfast

Chicken n’ Dumplins

Country Dinner Plate

Chicken n’

Vegetable Salad

Retail is Integral to the

Cracker Barrel Experience

Guest waiting area

Rockers on the front porch

Gifts for under $20

Regional products

Cracker Barrel branded foods

Exclusive music

Winning Concept Results in Top Industry Rankings

#1 Family Dining Restaurant and Top Honors in Food Quality, Cleanliness, Service, Menu Variety, Atmosphere, Reputation, and Likely to Recommend

-Nation’s Restaurant (Consumer Picks 2011 National Survey)

“Best Breakfast” among Family Dining Chains

- Zagat’s 2010 & 2011 Consumer Surveys

Top of the Full-Service Restaurants in Casual and Family Dining

- Consumer Brand Metrics Program—Technomic, Inc.

Ranked as the Top “Family Dining” Chain for 19 Consecutive Years in Restaurant & Institutions “Choice in Chains” Annual Consumer Survey

—Restaurants & Institutions Magazine

Most RV-Friendly Sit-Down Restaurant in America for 10 Consecutive Years

- The Good Sam Club

Best National Restaurant Chain in Readers ‘ Choice awards

—Packaged Travel Insider

Gold Award – Courier Magazine ‘s Favorite Group Friendly Restaurant

—NTA Tour Operators

Powerful Concept Has Outperformed

Peers and Market Over Long Term…

Last 5 Years

Last 10 Years

Indexed Price

160% 140% 120% 100% 80% 60% 40% 20%

(1.0)%

(15.3)% (18.7)%

Sep-2006 Jul-2007 May-2008 Mar-2009 Jan-2010 Nov-2010 Sep-2011

Daily from 29-Sep-2006 to 30-Sep-2011

Indexed Price

280% 250% 220% 190% 160% 130% 100% 70% 40%

Sep-2011 May-2003 Jan-2005 Sep-2006 May-2008 Jan-2010 Sep-2011

Daily from 28-Sep-2001 to 30-Sep-2011

Cracker Barrel Restaurant Peers S&P 500 Index

Source: Bloomberg as of 30-Sep-2011

Note: Peer group includes Biglari Holdings, Brinker, Cheesecake Factory, Darden, PF Chang s, Ruby Tuesday, and Texas Roadhouse

…And Five-Year Total Shareholder Return Exceeds Peers

2.0%

2.6%

1.8%

(1.9)%

(2.6)%

(2.4)%

Peer Median: (2.4)%

(4.1)%

(23.7)%

Cracker Barrel Biglari Holdings Brinker Cheesecake Darden P.F. Chang’s Ruby Tuesday Texas Factory Restaurants Roadhouse

Source: S&P Research Insight, 30-Sep-2011. Total Return is defined as: “The Total Return concepts are annualized rates of return reflecting monthly price appreciation plus reinvestment of monthly dividends and the compounding effect of dividends paid on reinvested dividends.”

Traffic Is Only One Component of Same Store Sales Growth

Cracker Barrel Same Store Sales Indexed to 2004

100.0%

103.1%

102.0%

102.7%

103.2%

101.4%

102.3%

FY2004

FY2005

FY2006

FY2007

FY2008

FY2009

FY2010

Steak n’ Shake Same Store Sales Indexed to 2004

100.0%

102.9%

100.7%

96.9%

90.0%

93.7%

100.8%

FY2004

FY2005

FY2006

FY2007

FY2008

FY2009

FY2010

Source: Public Filings

Our Same Store Sales Growth Outperforms Knapp-Track™ Casual Dining

Cumulative Comparable Same Store Sales Index, FY2006 = 100

Base Year

100.0

100.7

101.2

99.5

100.3

100.5

91.1

FY06

FY07

FY08

FY09

FY10

FY11

Cracker Barrel

Knapp-Track™ Casual Dining Index*

Note: Knapp-Track™ Casual Dining Index same store sales figure is an approximation based on the weekly averages. Biglari Holdings does not participate based in Knapp-Track™

We Have Achieved a More Attractive Return on Invested Capital

Estimated Latest Twelve Months ROIC

15.5%

8.6%

15.2%

14.8%

14.8%

12.5%

11.8%

5.8%

Cracker Barrel

Biglari Holdings

Darden Restaurants

Brinker International

Cheesecake Factory

P.F. Chang’s

Texas Roadhouse

Ruby Tuesday

Source: Capital IQ and latest available publicly-filed Company Financial Statements as of 30-Sep-2011

Note: ROIC calculated as NOPAT over 1-year average invested capital. CBRL NOPAT adjusted for $2.8mm in one-time charges. Invested Capital calculated as Book Value of Total Debt plus Book Value of Total Equity. Debt figures exclude interest rate swap liability as not considered invested capital

III. Ongoing Transformation of the Company

CEO Sandy Cochran Brings Experience, Energy and a Plan to Grow Traffic, Sales, Profits and Shareholder Value

12 3 4 5 6

New marketing messaging

Refined menu and pricing

Enhanced restaurant operating platform Innovative tactics driving retail sales growth Focused cost reduction Balanced approach to capital allocation

CBRL Strategic Initiatives

1

New Marketing Messaging

Reinforce Authentic Value

Marketing spend to increase media coverage •Advertising to build traffic •Newly-redesigned website & social media initiative

New advertising firm

2

Refined Menu and Pricing

Increase Variety & Everyday Affordability

Increase guest visits

Promotional strategy of limited-time offers New offerings at more accessible price points

3

Enhanced Restaurant Operating Platform

Sustainably Improve the Guest Experience

Refinement of restaurant operating platform Increased focus on guest experience has driven sequential improvement in guest satisfaction

CBRL Strategic Initiatives

4

Innovative Tactics Driving Retail Sales Growth

Deliver Value & Connection With the Brand

•Emphasize unique and proprietary items such as Cracker Barrel branded food, regional offerings, and new exclusive doll line •Highlight affordability with strong price points and prominent locations for giftable offerings

5

Focused Cost

Reduction

Offset Commodity Pressure

•New system expected to reduce labor cost 10-20bps •Controlling food waste, supplies, maintenance and transportation expenses •$10mm annual savings from staff reductions

6

Balanced Approach to Capital Allocation

Enhance Shareholder Value

•Investments in new store growth that are accretive to shareholder value

•Steady return of capital including 13.6% increase in quarterly dividend & $65mm share repurchase authorization New $750mm credit facility

What Analysts Are Saying

Analyst Commentary

“Management up-to-the-challenge”

“We believe management, led by new President, CEO Sandy Cochran and Chairman Mike Woodhouse, remain intently focused to recapture the strong operating trends which catapulted CBRL shares to almost triple over the past decade… -Robert Derrington, Morgan Keegan; 14-Sep-2011

“We are particularly encouraged by the sequential monthly improvement as we head into the key holiday sales period… Our outperform rating on Cracker Barrel reflects our view of the company’s improvement initiatives”

-Jeff Omohundro, Wells Fargo Securities;

7-Nov-2011

New CEO Sandra Cochran has addressed the Company’s critics effectively by developing a credible plan to build traffic and grow margin. —Stephen Anderson, Miller Tabak; 13-Sep-2011

“We do not expect many shareholders to support [Biglari’s] bid.”

—Bryan Elliot, Raymond James; 15-Sep-2011

“In times past [Biglari has] taken on much smaller companies that were very poorly managed. In those instances, he found relatively low-hanging fruit to make some positive changes. I don’t think Biglari has the ability to make dramatic positive changes in the company’s business model as he has in prior companies. — -Robert Derrington, Morgan Keegan; Nashville Tennessean, 14-Sep-2011

Source: Publicly available equity research reports and the Nashville Tennessean, permission to use quotations neither sought nor obtained

IV. Other Proxy Matters

Shareholder-Friendly Rights Plan Keeps Biglari From Creeping Control

Adopted in response to Biglari Holdings’ clearance under the Hart-Scott-Rodino Act to acquire up to 49.99% of the Company’s common stock

Shareholder friendly provisions:

- Rights plan would not be triggered by acquisitions pursuant to all-cash, fully financed tender offers that remain open for a minimum of 60 business days

(“qualifying offers”)

—Rights plan is focused on creeping acquisitions above 10% and would not deter a non-coercive cash offer for all shares

—Rights expire if shareholders do not approve rights plan at December 2011 annual meeting

—If shareholders approve, rights would expire in September 2014

Biglari’s Argument that the Rights Plan was Not Necessary Is Belied by His Own Words in

Biglari Holdings’ 2010 Letter From The Chairman:

“In fulfilling that objective, we will require favorable investment opportunities, preferably controlling interests in businesses with diverse operating and financial traits.”

“We are control investors…”

Cracker Barrel Rights Plan Compares Favorably to ISS Recommended Attributes

Cracker Barrel Rights Plan

Shareholder ratification: Less than 3 months following adoption

Mandatory redemption: Automatic redemption within 3 months of a qualifying offer

Limitations on Future Redemptions: No dead-hand, slow-hand or similar features

Term: 3 years if approved by shareholders

Threshold: 10% (same threshold as Tennessee Business Combination Act that precludes mergers for 5 years)

Rationale: Deter creeping acquisition of control without premium by investor with history of doing so.

*As set forth in ISS 2011 U.S. Proxy Voting Guidelines Summary

ISS Recommended Attributes*

Shareholder Ratification: Within 12 months of adoption

Shareholder redemption: If board refuses to redeem 3 months after announcement of a qualifying offer, 10% of shareholders may call special meeting to approve redemption or act by written consent

Limitations on Future Redemptions: no dead-hand, slow-hand or similar features

Term: No more than 3 years if approved by shareholders

Threshold: Generally 20%, but 4.9% for NOL rights plans

Rationale: Should be thoroughly explained

Why a 10% Rights Plan Threshold?

The 10% threshold is narrowly targeted at a party seeking to make a creeping acquisition of control without paying a premium -it does not interfere with takeover bids

Biglari has a history of making a creeping acquisition of control at Steak n Shake

Cracker Barrel has a strong governance profile that would not deter a takeover bid:

No staggered board

20% of shareholders can call special meetings

Mergers / business combinations may be approved by a simple majority vote

Under the Tennessee Business Combination Act, any bidder who wants to leave open possibility of a merger at appropriate change-of-control premium would not cross 10% whether or not company had a 10% rights plan, due to five-year statutory bar

The qualifying offer provision reinforces the narrowness of the rights plan:

All cash, fully-financed tender offers open for 60 business days could be immediately consummated-even more “chewable” than ISS guidelines would recommend (i.e., no additional 10% special meeting requirement that would further delay consummation)

Bottom line: A 10% threshold is the right threshold for Cracker Barrel. We believe it is not in the best interests of Cracker Barrel or its shareholders to have Biglari on the Board, and that it is in the best interests of Cracker Barrel and its shareholders to approve a short-term rights plan that deters Biglari from a creeping acquisition of 19.9% (or 49.9%) that could put him in an even stronger position to take control of the Board next year.

Management Paid Based on Long Term Value Creation

Cracker Barrel’s central compensation objectives:

Reward performance

Align executives’ interests with interests of shareholders

Attract and retain talented executives

CBRL base salaries and bonuses are in line with peers:

Base salaries generally targeted at 60th percentile of peer group

Bonuses generally targeted at 50th percentile of peer group

Strong pay-for-performance philosophy:

In 2011, 79% of CEO compensation and 72% of other officer compensation was “at risk” based upon Company performance

Operating Income threshold provides appropriate Board discretion and protects tax deductibility

The Compensation Committee uses the following metrics to determine compensation levels:

Year-over-year improvement in Income from Operations (annual incentive plan)

Improvement in ROIC (long-term incentive plan)

Improvement in Total Shareholder Return (long-term incentive plan)

In FY2011, the Company paid annual bonuses to named executive officers equal to 91% of target, which was 45% of the maximum potential bonus

Management Incentives Are Aligned with Shareholder Interests

Plan to Collapse Holding Company Will Save Money

Cracker Barrel Old Country Store (i.e. Holding Company) will be merged with the wholly owned operating company subsidiary, CBOCS, Inc.

Holding Company was originally formed in 1998 to oversee CBOCS and potentially for other businesses acquired

Although the Holding Company has owned and operated other businesses, it now only owns and operates CBOCS

Why now? The previous credit facility did not allow this merger, however, the new credit facility does, making these cost savings possible

Holding company format no longer necessary, its elimination will allow us to:

Realize tax and other savings of approximately $2mm per year

Simplify the corporate structure

Facilitate more efficient cash management

We believe merging the two companies is in the best interest of shareholders

V. Why We Believe Biglari is Wrong for Cracker Barrel

Why We Believe Biglari Is Wrong for Cracker Barrel

Gained initial board representation at Steak ‘n Shake and then took control over time without paying a premium, with most Board members exiting the Board after he joined it

Slashed operational investment at Steak ‘n Shake – focused only on short-term

Proposed excessive compensation plan for himself

Proposed dual class of stock at Biglari Holdings for acquisitions – has delayed special meeting twice, and now “on hold”

Returns little cash to shareholders

Presence on our Board would create a potential conflict of interest – he is the CEO of a restaurant company that we believe competes with Cracker Barrel

His approach with our board to date has been confrontational and cagey – not constructive to a corporate board

Biglari's Rhetoric Changes Over Time and Cannot be Relied On

Target	Original Announced Intentions	Actual Actions Taken / Result
Cracker Barrel Old Country Store	• 13-Jun-2011 13D: "The Reporting Persons intend to evaluate their investment in the Shares on a continuous basis." • 23-Sep-2011: "...we told Chairman Michael Woodhouse that we have purchased stock for investment purposes only."	• 23-Jun-2011: Demanded Board seats for himself and P. Cooley • 26-Aug-2011: Filed HSR to acquire up to 49.99% of CBRL shares • 1-Sep-2011: Launched Proxy Fight • 8-Sept-2011: Borrowed $83.2 million through subsidiary to up-stream a cash dividend to Biglari Holdings
Friendly's	• 7-Aug-2006 13D: "The Reporting Persons have acquired their Shares of the Issuer for investment. The Reporting Persons evaluate their investment in the Shares on a continual basis."	• 11-Dec-2006: Launched Proxy Fight • 17-Jun-2007: Friendly's announces acquisition by Sun Capital (BH was not involved)
Western Sizzlin	• 10-Nov-2005 13D: "The Reporting Persons intend to evaluate the business prospects of the Issuer, as well as its present and future intentions."	• 1-Dec-2005: Biglari appointed to the Board of Directors • 22-Oct-2009: Western Sizzlin announces Merger Agreement with Steak 'n Shake
Steak n Shake	• 17-Aug-2007 13D: "The Reporting Persons acquired the Securities for investment purposes."	• 12-Aug-2007: Biglari first requests board seats for himself and Cooley • 7-Mar-2008: Biglari elected to the Board of Directors • 8-Aug-2008: Biglari appointed CEO • 8-Apr-2010: Company renamed Biglari Holdings

Source: Public filings

38

How Did Biglari Take Control of Steak 'n Shake?

Steak 'n Shake

Biglari Holdings Inc.

Purchased through:
- Lion Fund
- Western Sizzlin
- P. Cooley
- Cooley's wife

Call Options:
- 20,000 shares through Lion Fund
- 561,000 shares through Western Sizzlin

5.8% Ownership

17-Aug-2007
Share Price: $309.00[1]
Biglari discloses 5.8% ownership in Steak 'n Shake

Nominates himself and Cooley to the Board

7-Mar-2008
Biglari wins Proxy Contest

19-Jun-2008
Biglari appointed Chairman of the Board

Jul-2008
Two executive team members resign

8-Aug-2008
Biglari appointed CEO

22-Oct-2009
Announces Merger with Western Sizzlin

8-Apr-2010
Renamed Biglari Holdings
Biglari only controlled 6.8%[2]

Today:
Ownership of 15.1%[3] and CEO

Share Price (30-Sep-2011) $296.39

Biglari originally claimed that he had acquired shares "for investment purposes"

Instead he:
- **Took control**
- **Became Chairman and CEO**
- **Merged with Western Sizzlin**
- **Renamed Biglari Holdings**

Source: Public filings
1 Stock price adjusted for reverse split to be comparable to current market price.
2 As per Biglari's Schedule 13D/A filing on 3-Feb-2010.
3 As per Biglari's proxy filing on 1-Jul-2011.

Cracker Barrel Old Country Store

39

Biglari Enters…
…Existing Board Members Leave

After Biglari Joined the Western Sizzlin' Board (02-Dec-05)			
Name	**Resigned ?**	**Name**	**Resigned ?**
Paul C. Schorr	✓	Roger D. Sack	✓
Jones Yorke	✓	Stanley L. Bozeman, Jr.	✓
Alan Cowart	✓	Jesse M. Harrington	✓
Thomas M. Hontzas	✓	Pat Vezertzis	✓
Titus W. Greene[1]	**NA**		

After Biglari Joined the Steak 'n Shake Board (07-Mar-08)			
Name	**Resigned ?**	**Name**	**Resigned ?**
Fred Risk	✓	Edward W. Wilhelm	✓
Geoffrey Ballotti	✓	Steven M. Schmidt	✓
John W. Ryan[2]	**NA**	Wayne L. Kelley	✓
Ruth J. Person	**Current**		

Biglari Holdings Board Today[2]				
Name	**Director Since**	**Role**	**Age**	**Background**
Sardar Biglari	2008	Chairman of the Board, CEO	34	• Director of Western Sizzlin' since 2005
Phillip Cooley	2008	Vice Chairman of the Board & Independent Director	67	• Director of Western Sizzlin' since 2005 • Advisory Director of Biglari Capital since 2000 • Biglari's professor at Trinity University, Prassel Distinguished Professor of Business Administration
Kenneth Cooper	2010	Independent Director	66	• Served as a Director of Western Sizzlin' Corp. from 2007 to 2010 • His law practice concentrates on real estate transactions
Ruth Person	2002	Independent Director	65	• Chancellor and Professor of Management, University of Michigan-Flint • Served as President of Board of Directors of Workforce Development Strategies, Inc.

Source: Public Filings

[1] Titus Greene served on the WSC Board until the Company merged with SNS.

[2] John Ryan served on the Board of BH until his death earlier this year.

40

We Are Not the Only Ones Who Think

Biglari’s Governance Record is Poor

“…there does not appear to be any desire to appreciate or be receptive to other points of view on the board of directors than current Steak ‘n Shake chairman’s position…

…although our current chairman and CEO [Biglari] espoused openness and transparency, the opposite has been the case. The board has not been actively involved in developing the vision and strategy of the business, but rather has been informed about it belatedly.”

-Wayne L. Kelley, Former Steak ‘n Shake CEO; 22-Mar-2009

“The unanimous vote [to transform Steak ‘n Shake into Biglari Holdings] came after Biglari, the board chairman, managed to push out every board member unwilling to give him dictatorial authority over Steak ‘n Shake despite his relatively modest ownership stake.”

-Indianapolis Business Journal;

6-Feb-2010

Note: Permission to use quotes was neither sought nor obtained

Biglari Stopped Investing in Growth at Steak’n Shake…

($ in Millions)

Steak ‘ n Shake Latest Twelve Months Capex / Sales Over Time

FY 2008 FY 2009 FY 2010 FY 2011

Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3

9.1%

8.1%

6.6%

5.1%

3.3%

1.7% 1.4% 1.7% 1.8%

1.0% 0.9% 1.1% 1.2% 1.3% 1.1%

Latest Twelve Months Capex / Sales

7.5%

Median = 3.0%

5.3%

3.2% 3.2%

2.8%

1.8% 2.5% 2.2%

Biglari Cracker Barrel Darden Texas Cheesecake P.F. Chang’s Brinker Ruby Tuesday

Holdings Restaurants Roadhouse Factory

Source: Capital IQ as of 30-Sep-2011

Note: Red Line denotes when Biglari obtained a Board seat (Apr-2008). Fiscal Year end is September 30

...And Focused on His Own Compensation

Compensation Package Overview

- Biglari's proposed compensation at Biglari Holdings provided him with 25% of the gain in book value over the annual hurdle rate of 5% with no cap
  - If the $300mm book value increased 10%, Biglari would receive ~$4mm
  - This is in addition to his $900k annual base salary

REVISED

- Following adverse shareholder and ISS response, Biglari revised his proposal increasing the hurdle rate to 6% and installing an annual cap at *$10mm*
- Biglari received $1.2 million prorated incentive payment under this plan for the *first quarter* it was in place (4Q of FY 11)

Public Reaction

"...one of the sweetest compensation arrangements I've ever seen at a public company."

- Richard Gibbons, The Motley Fool; May 2010

"The pay is too rich for such little growth"

- Ken Skarbeck, Managing Partner, Aldebaran Capital; Aug-2010

"The current system, as proposed, is ridiculous by itself and, additionally, runs contrary to the ethos Mr. Biglari claimed to have when nominating himself for election to the Board of Steak 'n Shake.

"The decision by the Board of Biglari Holdings (BH) to accept such a generous and easily manipulated compensation system, demonstrates they either fail to understand the nuances of the proposal or they are simply unwilling to take a stand against Mr. Biglari"

- NFI Shareholder Letter to Biglari; May 2010

Source: BH Annual Meeting Proxy Statement
Note: Permission to use quotes was neither sought nor obtained

Cracker Barrel Old Country Store
43

…And Maintaining Control Despite His Minority Ownership

Biglari’s Dual Class Stock Proposal

Biglari is attempting to create a dual class of stock, which would enable him to consolidate voting rights in BH to himself

Under the proposal Class B shares = 1/5 Economic and 1/100 Voting Rights

Could enhance his voting control and reduce voting power of future shareholders of Biglari Holdings

Class B stock would be his currency for future acquisitions

But given shareholder challenges to these proposals, these actions are “on hold”

We Believe Sardar Biglari Has a Business Conflict

We compete with many restaurant concepts

We seek to attract restaurant traffic away from these other restaurant concepts

Cracker Barrel’s board product regularly considers pricing, product and menu development, promotions, advertising, store locations, growth and expansion, and strategic plans

We believe what Biglari learns from our board could be applied at Steak’n Shake

We believe Biglari’s proposed board service also raises antitrust concerns under the Clayton Act

We Believe Cracker Barrel and

Steak’n Shake are Competitors

Full Service, Family Dining Format

Breakfast

Lunch

Dinner

Similar Menu Items

Geographical Overlap

Americana Brand

Alcoholic Beverages

Average Check

Mid – High Single Digits

Mid – High Single Digits

Illustrative Menu Item Similarities

Old Country Store

Skillet Breakfast1

Momma’s Pancakes

Chicken’n

Vegetable Salad

NEW COUNTRY skillet

CAKES ‘N EGGS Breakfast

GRILLED CHICKEN Salad

Source: Cracker Barrel archive and Steak’s Shake wbsite

Not currently offered.

Which Biglari Do You Believe?

What Biglari Said Before

Before Cracker Barrel raised conflict of interest:

“Steak n Shake offers its patrons full-service dining with counter and dining room seating, as well as drive-thru and carry-out service.” – Biglari Holdings Form 10-K for the fiscal year ended September 29, 2010 (emphasis added)

Before launching proxy fight:

In April and May of 2011, Biglari Holdings sold over 99% of the almost $10 million Cracker Barrel share position it had accumulated since February.

Source: Schedule II of Biglari Holdings’ Definitive Proxy

Statement on Schedule 14A, filed on November 9, 2011

Before launching proxy fight:

Biglari promises he would support Mike Woodhouse as Chairman if Biglari and Cooley are appointed to the Board without a proxy fight – Telephone conversation between Sardar Biglari, Mike Woodhouse and Larry Hyatt on July 13, 2011

Before launching proxy fight:

“We are control investors …” — Biglari Holdings’ 2010 Letter from the Chairman (emphasis added)

Biglari Holdings files for regulatory approval in August 2011 to acquire up to 49.99% of CBRL shares

What Biglari Says Now

After Cracker Barrel raised conflict of interest:

“Steak n Shake is a nearly 500 unit fast-food chain that primarily sells burgers and shakes.” – Letter from Sardar Biglari to CBRL shareholders, November 14, 2011 (emphasis added)

After launching proxy fight:

“I have made a commitment to own Cracler Barrel stock for the long term…” – Letter from Sardar Biglari to CBRL shareholders, November 14, 2011 (emphasis added)

After launching proxy fight:

“We believe the Board’s decision [to appoint Mr.

Woodhouse as Executive Chairman] is simply bad governance and bad business.” – Letter from Sardar Biglari to CBRL shareholders, November 14, 2011

After launching proxy fight:

“In meetings, we told Chairman Michael Woodhouse that we have purchased stock for investment purposes only.” — Press release issued by Biglari Holdings, September 23, 2011 (emphasis added)

“Naturally, I would seek additional board seats if the [board] members stonewall ideas or take actions that are counter to shareholder interests” — Letter from Sardar Biglari to CBRL shareholders, November 14, 2011 (emphasis added)

Biglari’s Curious Choice of Benchmarks

In his November 14 letter, Biglari compares Cracker Barrel’s totoal shareholder return to the “S&P Restaurant Index”

But there is no single “S&P Restaurant Index” -the index he uses is the S&P 500 Restaurant index

The S&P 500 Restaurant Index comprises only five companies: McDonald’s Starbucks, YUM! Brands, Darden, and Chipotle

This peer set is clearly not an appropriate comparison given that all 5 companies are large cap and 4 out of 5 are global quick service

Biglari curiously chose not to use the S&P 600 Restaurant index

The S&P 600 Restaurant Index includes 16 small-cap restaurant companies, including Cracker Barrel and Biglari Holdings

Why did Biglari use the S&P 500 Restaurant index instead of the S&P 600 Restaurant index?

Cumulative Total Shareholder Return

1 Year 3 Year 5 Year 7 Year 10 Year

Cracker Barrel(19.7)% 63.5% 10.2% 26.7% 111.0%

S&P 500 Restaurant Index 22.9% 70.3% 103.5% 202.9% 333.7%

S&P 600 Restaurant Index(4.4)% 30.2%(7.6)% 11.7% 90.1%

CBRL Outperformance vs S&P(15.3)% 33.2% 17.8% 15.1% 20.9%

600 Restaurant Index

Source: S&P Research Insight as of 30-Sep-2011

Biglari Slashed Capital Expenditures, But Paid to Put His Picture in Every Restaurant

Key Message

From Cracker Barrel’s Board

We believe Sardar Biglari is wrong for our shareholders

• We are a strong company and a leader in the industry

• We have delivered strong results over time, and have the strategy to continue to drive performance

• Our current board is actively involved at Cracker Barrel and continuously seeks to create value

• We believe Biglari is dedicated to Biglari – not the best interests of all Cracker Barrel shareholders

• We believe Biglari s playbook of creeping control and poor corporate governance will harm Cracker Barrel and its shareholders

Vote the WHITE Proxy Card